Exhibit 21.1

LIST OF SUBSIDIARIES OF RICE MIDSTREAM PARTNERS LP

Name of Subsidiary	Jurisdiction of Organization
Rice Poseidon Midstream LLC	Delaware
Rice Midstream OpCo LLC	Delaware